Exhibit 99.2

November 21, 2023

Dear Stockholder:

Groupon, Inc. (“Groupon” or the “Company”) is pleased to commence a fully backstopped $80.0 million rights offering (the “Rights Offering”) to purchase shares of Groupon’s common stock, par value $0.0001 per share (the “Common Stock”). Groupon expects to use the net proceeds from the Rights Offering for general corporate purposes, which may include the repayment of debt.

A summary of the material terms of the Rights Offering is set forth below. The summary of material terms set forth below does not contain all of the information you should consider before participating in the Rights Offering. You should carefully read the entire accompanying prospectus and prospectus supplement, including each of the documents incorporated therein by reference, before making an investment decision.

SUMMARY OF THE MATERIAL TERMS

•	Each stockholder receives one non-transferable basic subscription right (the “Right”) for each share of Common Stock owned as of 5:00 p.m., New York City time, on November 20, 2023 (the “Record Date”). Stockholders can purchase 0.222257 shares of Common Stock for each Right issued, rounded down to the nearest whole share. Stockholders who exercise their Rights in full will have an over-subscription privilege.
•	The subscription price for all eligible stockholders, including the Backstop Party (defined below), is $11.30 per share of Common Stock.
•	The Rights Offering expires at 5:00 p.m., New York City time, on January 17, 2024 (the “Expiration Date”). Subject to the conditions and procedures set forth in the prospectus supplement, the Company may cancel, amend or extend the Rights Offering at any time prior to the Expiration Date.
•	Pursuant to the terms of the previously disclosed binding Backstop Agreement, dated November 9, 2023, by and between the Company and the Backstop Party, the Rights Offering is fully backstopped by Pale Fire Capital SICAV a.s. (the “Backstop Party”), an entity affiliated with Dusan Senkypl, the Company’s Interim Chief Executive Officer and a member of the Board of Directors (the “Board”), and Jan Barta, a member of the Board. The Backstop Party will be backstopping the Rights Offering on the same terms and conditions as other eligible stockholders.

If you hold your shares of Common Stock under your name directly on the books and records of Computershare, Groupon’s transfer agent, you may exercise your Rights by completing the Subscription Form with associated Rights Certificate online at https://is.kroll.com/groupon (click on the “Submit Rights Certificate” section of the website and follow the instructions to submit your Subscription Form and Rights Certificate). If your shares are held in the name of your broker, you must contact your broker to participate in the Rights Offering. Please contact Kroll, Groupon’s information agent at (844) 369-8502 (Toll-Free) or (646) 651-1193 (International), or via email at groupon@is.kroll.com, if you have any questions about the Rights Offering.

Thank you for your loyalty and confidence in Groupon as you consider investing.

Sincerely,

Dusan Senkypl Interim CEO	Jiri Ponrt CFO

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